UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

KORN/FERRY INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-14505	95-2623879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Starts, Suite 2600, Los Angeles, California 90067

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 552-1834

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01; Item 2.03 Entry into a Material Agreement; Creation of a Direct Financial Obligation;

On February 22, 2005, Korn/Ferry International (the “Company”) entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) among the Company, the financial institutions from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. The Amended and Restated Credit Agreement is an amendment and restatement of the Company’s previous credit agreement dated February 14, 2003 (the “Original Credit Agreement”).

The Amended and Restated Credit Agreement provides for a $50 million revolving credit facility with a $15 million letter of credit subfacility. Borrowings under the Amended and Restated Credit Agreement will cease to be available and will be payable on February 14, 2008.

The Company is the borrower under the Amended and Restated Credit Agreement and its obligations thereunder are guaranteed by its subsidiary, Korn/Ferry International Futurestep, Inc. (“Futurestep”), and will be guaranteed by future domestic significant subsidiaries (as defined in the Amended and Restated Credit Agreement, and together with Futurestep, the “guarantors”). The Company’s obligations under the Amended and Restated Credit Agreement are secured by perfected first priority security liens, subject to certain permitted liens, in substantially all of the property of the Company and the guarantors. Concurrently with the execution of the Amended and Restated Credit Agreement, the Company amended and restated the security documents entered into in connection with the Original Credit Agreement.

Revolving borrowings under the Amended and Restated Credit Facility may be used by the Company for working capital and other general corporate purposes, including certain intercompany loans. Such borrowings bear interest, at the Company’s option, at either a Eurodollar rate plus 1.25%, or at a base rate.

The Amended and Restated Credit Agreement contains customary representations and warranties and affirmative and negative covenants. The Amended and Restated Credit Agreement requires the Company to maintain certain financial covenants that include a minimum fixed charge coverage ratio, a maximum consolidated leverage ratio, a minimum consolidated EBITDA ratio and a minimum consolidated quick ratio (each term as defined in the Amended and Restated Credit Agreement). In addition, the Amended and Restated Credit Agreement contains restrictions on the ability of the Company and its subsidiaries to, among other things, dispose of assets; incur additional indebtedness; pay dividends; make capital distributions; repay subordinated indebtedness or modify subordinated debt instruments; create liens on assets; make investments, loans or advances; make acquisitions; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; sell certain accounts receivable; make changes to existing lines of business; and change its fiscal year.

The Amended and Restated Credit Agreement contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; violation of covenants;

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certain bankruptcy events; cross-defaults to other material indebtedness; stated change of control events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; certain ERISA-related events; and failure of the validity, perfection or priority of the liens. If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Amended and Restated Credit Agreement. Lenders holding more than 50% of the loans and commitments thereunder may elect to accelerate the maturity of amounts due thereunder upon the occurrence and during the continuation of an event of default.

The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 4.01 to this Report.

Wells Fargo Bank, National Association and other lenders under the Amended and Restated Credit Agreement and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

4.01	Amended and Restated Credit Agreement dated as of February 22, 2005, among Korn/Ferry International, the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL

Date: February 23, 2005	By:	/s/ Gary D. Burnison
Gary D. Burnison
Chief Operating Officer, Chief Financial Officer and Executive Vice-President

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Exhibit Index

Exhibit No.	Description of Exhibit
4.01	Amended and Restated Credit Agreement dated as of February 22, 2005, among Korn/Ferry International, the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent

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